Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying Unaudited Pro Forma Condensed Combined Statement of Financial Condition (the “Pro Forma Balance Sheet”) as of March 31, 2013, combines the historical consolidated statements of financial condition of Encore and AACC, giving effect to the merger as if it had been completed on March 31, 2013. The accompanying Unaudited Pro Forma Condensed Combined Statement of Earnings (the “Pro Forma Income Statement”) for the three months ended March 31, 2013 combines the historical consolidated statements of earnings of Encore and AACC, giving effect to the merger as if it had been completed on January 1, 2013. Reclassifications have been made to AACC’s consolidated statement of operations for the three months ended March 31, 2013 to conform to Encore’s financial statement presentations.

The accompanying unaudited pro forma condensed combined financial statements (the “Statements”) and related notes have been prepared using the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States (“GAAP”), with Encore treated as the acquirer. The acquisition method of accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measure. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing the Statements, and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences between these preliminary estimates and the final acquisition accounting may have a material impact on the accompanying Statements and the combined company’s future results of operations and financial position.

The Statements do not give effect to the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any tax or other synergies that may result from the merger.

The accompanying Statements and related notes are being provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Encore would have been had the merger occurred on the dates assumed, nor are they necessarily indicative of Encore’s future consolidated results of operations or consolidated financial position. The Statements are based upon currently available information and estimates and assumptions that Encore management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the closing date of the merger.

The accompanying Statements have been developed from, and should be read in conjunction with, the accompanying notes to the Statements and the unaudited condensed consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2013 of each of Encore and AACC contained in their respective Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013.

Encore Capital Group, Inc.

Pro Forma Condensed Combined Statement of Financial Condition

(In Thousands)

(Unaudited)

	As of March 31, 2013
	Historical		Pro Forma Adjustments		Pro Forma
	Encore	AACC
Assets
Cash and cash equivalents	$29,904	$19,654	$(23,250	)(A)	$26,308
Investment in receivable portfolios, net	801,525	348,976	56,433	(B)	1,206,934
Deferred court costs, net	35,448	—	13,865	(C)	49,313
Property tax payment agreements receivable, net	153,580	—	—		153,580
Interest receivable	4,621	—	—		4,621
Income tax receivable	—	192	—		192
Property and equipment, net	24,389	12,452	—		36,841
Other assets	31,113	12,004	(523	)(D)	42,594
Goodwill	51,437	14,323	19,658	(E)	85,418
Identifiable intangible assets, net	462	—	—		462

Total assets	$1,132,479	$407,601	$66,183		$1,606,263

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued liabilities	$42,120	$24,308	$5,258	(F)	$71,686
Income tax payable	7,236	1,386	—		8,622
Deferred tax liabilities, net	8,443	65,338	25,694	(G)	99,475
Debt	646,011	165,914	143,093	(H)	955,018
Other liabilities	1,738	—	—		1,738

Total liabilities	705,548	256,946	174,045		1,136,539

Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock	—	—	—		—
Common Stock	233	335	(318	)(I),(J)	250
Additional paid-in capital	89,189	110,333	(60,350	)(I),(J)	139,172
Accumulated earnings	338,777	40,478	(47,685	)(F),(J)	331,570
Accumulated other comprehensive loss	(1,268)	(491)	491	(J)	(1,268)

Total stockholders’ equity	426,931	150,655	(107,862)		469,724

Total liabilities and stockholders’ equity	$1,132,479	$407,601	$66,183		$1,606,263

Encore Capital Group, Inc.

Pro Forma Condensed Combined Statement of Earnings

(Dollars in Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended March 31, 2013
	Historical		Pro Forma Adjustments		Pro Forma
	Encore	AACC
Revenues
Revenue from receivable portfolios, net	$140,683	$55,014	$(4,492	)(K)	$191,205
Servicing fees and other related revenue	—	180	—		180
Tax lien transfer
Interest income	4,715	—	—		4,715
Interest expense	(1,113)	—	—		(1,113)

Net interest income	3,602	—	—		3,602

Total revenues	144,285	55,194	(4,492)		194,987

Operating expenses
Salaries and employee benefits	28,832	14,217	—		43,049
Cost of legal collections	42,258	13,191	(3,191	)(L)	52,258
Other operating expenses	13,265	4,299	—		17,564
Collection agency commissions	3,329	8,252	—		11,581
General and administrative expenses	16,342	7,833	(3,161	)(M)	21,014
Depreciation and amortization	1,846	999	—		2,845

Total operating expenses	105,872	48,791	(6,352)		148,311

Income from operations	38,413	6,403	1,860		46,676

Other (expense) income
Interest expense	(6,854)	(4,909)	1,575	(N)	(10,188)
Other income (expense)	460	(133)	—		327

Total other expenses	(6,394)	(5,042)	1,575		(9,861)

Income before income taxes	32,019	1,361	3,435		36,815
Provision for income taxes	(12,571)	(964)	(1,364	)(O)	(14,899)

Net income	$19,448	$397	$2,071		$21,916

Weighted average shares outstanding:
Basic	23,446		1,663	(P)	25,109
Diluted	24,414		1,663	(P)	26,077
Earnings per share:
Basic	$0.83				$0.87
Diluted	$0.80				$0.84

Encore Capital Group, Inc.

Notes to Pro Forma Condensed Combined Financial Information (Unaudited)

1. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information presents the pro forma results of operations and financial condition of Encore and AACC on a combined basis based on the historical financial information of each company and after giving effect to the merger. The acquisition will be recorded using the acquisition method of accounting.

The unaudited pro forma condensed combined statement of financial condition as of March 31, 2013, combines the historical consolidated statements of financial condition of Encore and AACC, giving effect to the merger as if it had been completed on March 31, 2013. The unaudited pro forma condensed combined statement of earnings for the three months ended March 31, 2013 combines the historical results for Encore for the three months ended March 31, 2013 and the historical results for AACC for the three months ended March 31, 2013, as if the merger had occurred on January 1, 2013. Reclassifications have been made to AACC’s consolidated statement of operations for the three months ended March 31, 2013 to conform to Encore’s financial statement presentations.

The purchase price adjustments reflected in the pro forma information included herein are based on preliminary assumptions, and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial statements. The final purchase price allocation, which will be based in part, on a detailed valuation study which has not yet been completed, may result in material adjustments to the pro forma condensed combined financial information presented. Encore expects to complete the final purchase price allocation no later than twelve months following the closing date of the merger.

2. Pro Forma Adjustments

(A)	To reflect the following cash transactions (in thousands, except per share amount):

Proceeds:
Estimated borrowings under Encore’s existing credit facility	$309,007
Estimated issuance of Encore stock	50,000
Uses:
Estimated purchase price for equity of AACC (31,473 shares at $6.50 per share)	(204,574)
Pay-off of AACC debt	(174,087)
Estimated financing costs	(3,596)

Net pro forma cash adjustment	$(23,250)

(B)	Represents the increase in investment in receivable portfolios to reflect the estimated fair value of AACC’s investment in receivable portfolios. Encore computed the fair value of AACC’s investment in receivable portfolios by discounting the estimated future cash flows, generated by Encore’s proprietary forecasting models, using an estimated market participant discount rate. This amount is an estimate that will be updated when a formal independent valuation is completed within the first year after the merger.
(C)	Encore capitalizes deferred court costs and provides a reserve for those costs that it believes will ultimately be uncollectible. Encore determines the reserve based on its analysis of court costs that have been advanced and those that have been recovered. AACC expenses court costs as they are advanced and records them as revenue upon recovery. This pro forma adjustment represents an increase in capitalized court costs to align AACC’s accounting treatment with that of Encore.
(D)	Represents the write-off of AACC’s capitalized loan fees of $4.1 million net of the capitalization of Encore’s loan fees incurred to finance the acquisition of $3.6 million.
(E)	Represents $34.0 million of estimated goodwill resulting from the excess of purchase price over the fair value of assets acquired net of liabilities assumed, net of the reversal of $14.3 million of goodwill included in AACC’s historical financial statements.

The following table reflects the preliminary allocation of the total purchase price of AACC to the assets acquired and the liabilities assumed based on the preliminary estimates of fair value. The final purchase price allocation, which will be based in part on a detailed valuation study which has not yet been completed, may result in material adjustments. Encore expects to complete the final purchase price allocation no later than twelve months following the closing date of the merger. (in thousands):

Estimated purchase price	$359,007
Less fair value of:
Tangible assets acquired	(439,803)
Plus fair value of:
Liabilities assumed	114,777

Goodwill	$33,981

(F)	Represents a net increase in accrued liabilities for expected transaction costs of $7.2 million, offset by a reduction of $1.9 million to reflect the estimated fair value of liabilities assumed.
(G)	Represents an adjustment to deferred income tax liabilities related to purchase price allocated to the investment in receivable portfolios which is not deductible for income tax purposes. The amount allocated is preliminary and subject to adjustment pending the final purchase price allocation.
(H)	Represents $309.0 million in estimated additional borrowings under Encore’s credit facility in order to finance the merger. On May 9, 2013, Encore amended its credit facility. The amendment increased the credit limit in an amount sufficient to fund the merger and amended the borrowing base calculation, certain restrictions and covenants, and acquisition limits to allow for the merger. Also reflects the elimination of AACC’s debt of $165.9 million, which is net of debt discount of $8.2 million that will be paid off in conjunction with the completion of the merger.
(I)	Represents the issuance of $50.0 million of Encore common stock using the stated exchange price of $30.07 per share, as a portion of the aggregate merger consideration for the purchase of AACC.
(J)	Represents the elimination of AACC’s stockholders’ equity accounts.
(K)	Encore capitalizes deferred court costs and provides a reserve for those costs that it believes will ultimately be uncollectible. Encore determines the reserve based on its analysis of court costs that have been advanced and those that have been recovered. AACC expenses court costs as they are advanced and records them as revenue upon recovery. This pro forma adjustment represents the reduction in revenue for court cost recoveries included in AACC’s revenue in order to align AACC’s accounting treatment with that of Encore.
(L)	Encore capitalizes deferred court costs and provides a reserve for those costs that it believes will ultimately be uncollectible. Encore determines the reserve based on its analysis of court costs that have been advanced and those that have been recovered. AACC expenses court costs as they are advanced and records them as revenue upon recovery. This pro forma adjustment represents a reduction in court cost expense related to capitalizing court costs related to AACC’s court cost investment to align AACC’s accounting treatment with that of Encore.
(M)	Represents the elimination of non-recurring due diligence and deal related expenses incurred by Encore and AACC.
(N)	Represents the reduction in net interest expense related to interest and amortization of capitalized loan fees on debt to be incurred by Encore to finance the merger, offset by the elimination of AACC’s existing interest expense, amortization of original issue discount and amortization of capitalized loan fees.
(O)	Represents the provision for income taxes associated with the pro forma adjustments computed based upon an estimated combined federal and state statutory rate of 39.7% for the three months ended March 31, 2013.
(P)	Represents the issuance of 1,663,000 shares of Encore common stock using the stated exchange price of $30.07 per share to finance up to 25% of the aggregate merger consideration (assumed to be $50.0 million).

3. Changes to Pro Forma Adjustments Assuming No Equity is Issued in the Merger

The accompanying unaudited pro forma condensed combined financial information was presented assuming $50.0 million of Encore common stock was issued as part of the merger consideration. In the event that stockholders’ of AACC do not elect to receive Encore stock and elect to receive 100% of the merger consideration in cash, the unaudited pro forma condensed combined statement of financial condition and the unaudited pro forma condensed combined statement of earnings would be changed as follows:

	As of and For the Three Months Ended March 31, 2013
	Pro Forma	Adjustments	Revised Pro Forma
Condensed combined statement of financial condition
Debt	$955,018	$50,000	$1,005,018
Total liabilities	$1,136,539	$50,000	$1,186,539
Common stock	$250	$(17)	$233
Additional paid-in capital	$139,172	$(49,983)	$89,189
Total stockholders’ equity	$469,724	$(50,000)	$419,724
Condensed combined statement of earnings
Net income	$21,916	$(337)	$21,579
Weighted average shares outstanding:
Basic	25,109	(1,663)	23,446
Diluted	26,077	(1,663)	24,414
Earnings per share:
Basic	$0.87	$0.05	$0.92
Diluted	$0.84	$0.04	$0.88